                                  Exhibit 99.1

WEST BANCORPORATION, INC. EMPLOYEE
SAVINGS AND STOCK OWNERSHIP PLAN

Financial Report

December 31, 2004























McGladrey & Pullen
Certified Public Accountants





McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

CONTENTS

--------------------------------------------------------------------------------

Report of Independent Registered Public Accounting Firm                    1

Financial Statements
   Statements of Net Assets Available for Benefits,
      December 31, 2004 and 2003                                           2
   Statement of Changes in Net Assets Available for Benefits,
      Year Ended December 31, 2004                                         3
   Notes to Financial Statements                                           4 - 7

Supplemental Schedule
   Schedule H - Part IV, Line 4i - Schedule of Assets Held for
      Investment Purposes at End of Year, December 31, 2004                8








McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

McGladrey & Pullen
Certified Public Accountants




REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Administrative Committee and Participants
West Bancorporation, Inc. Employee Savings and Stock Ownership Plan West Des Moines, Iowa

We have audited the accompanying statements of net assets available for benefits of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan (formerly known as West Bank 401(k) Plan) as of December 31, 2004 and 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial status of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan as of December 31, 2004 and 2003, and the changes in financial status for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of asset held for investment purposes at end of year as of December 31, 2004 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the United States Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                             /s/ McGladrey & Pullen, LLP


Des Moines, Iowa
May 25, 2005



McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

WEST BANCORPORATION, INC. EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2004 AND 2003
SEE ACCOUNTANT'S REPORT

                                                   2004           2003
--------------------------------------------------------------------------
ASSETS

Investments (Notes 4 and 7)                    $14,468,904     $12,663,500

Receivables, employer contributions                402,554         324,374
                                               ---------------------------

TOTAL ASSETS                                    14,871,458      12,987,874

LIABILITIES                                              -               -
                                               ---------------------------

NET ASSETS AVAILABLE FOR BENEFITS (NOTE 8)     $14,871,458     $12,987,874
                                               ===========================



See Notes to Financial Statements.

WEST BANCORPORATION, INC. EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2004
SEE ACCOUNTANT'S REPORT

--------------------------------------------------------------------------------

Additions to net assets attributed to:
Investment income:
Interest and dividends                                       $ 238,243
Net appreciation in fair value of investments (Note 4)       1,105,370   $ 1,343,613
                                                           ------------
Contributions (Note 8):
Employer                                                       592,576
Participants                                                   499,181
Amounts rolled over from other plans                           792,923     1,884,680
                                                           --------------------------

TOTAL ADDITIONS                                                            3,228,293
                                                                       --------------

Deductions from net assets attributed to:
Benefits paid to participants                                              1,344,679
Administrative expenses                                                           30
                                                                       --------------

TOTAL DEDUCTIONS                                                           1,344,709
                                                                       --------------

NET INCREASE                                                               1,883,584

Net assets available for benefits:
Beginning of year                                                         12,987,874
                                                                       --------------

End of year                                                             $ 14,871,458
                                                                       ==============





See Notes to Financial Statements.

WEST BANCORPORATION, INC. EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN

NOTES TO FINANCIAL STATEMENTS
SEE ACCOUNTANT'S REPORT
--------------------------------------------------------------------------------

NOTE 1.  PLAN DESCRIPTION

The following description of the West Bancorporation, Inc. Employee Savings and Stock Ownership Plan (formerly known as West Bank 401(k) Plan) (the Plan) provides only general information. Participants should refer to the plan agreement for a more complete description of the Plan's provisions.

   General and eligibility: The Plan is a defined contribution plan covering substantially all employees of West Bancorporation, Inc. (the Company). Employees of the Company are eligible to participate in the Plan upon completing three months of service and attaining age 21. To be entitled to employer contributions, a participant must be 21 or older and complete one year of service during the Plan year, defined by the Plan as 1,000 hours during the Plan year. Participants are entitled to employer contributions on the first day of the quarter following the participant becoming eligible. Participants are entitled to discretionary profit sharing contributions if actively employed on the last day of the Plan year, have been employed one year, and completed 1,000 hours of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

   Contributions and investment options: Each year, participants may contribute up to 100% of pretax annual compensation as defined by the Plan, subject to qualified limitations. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. The Company, at its sole discretion, can provide matching and profit sharing contributions in amounts determined annually by the Company. The amounts contributed by the participants and the Company are deposited into one or more of 18 investment options at the participant's discretion. Participants may change their allocation on a daily basis.

   Participant accounts: Each participant's account is credited with the participant's contribution and an allocation of (a) the Company matching contribution, (b) the Company discretionary contribution and (c) plan earnings. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

   Vesting: Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Company's matching contributions or discretionary contributions is based on years of completed service. Vesting begins after one year of service and a participant becomes 100% vested after six years of service.

   Payment of benefits: Participants (or the beneficiary, if the participant is deceased) will be eligible to receive their benefit on the earlier of retirement, death, disability or termination due to any other reason. If the benefit is less than $5,000, the participant receives the vested benefit in a lump sum amount. If the benefit is greater than $5,000, the participant may elect to receive the benefit as a lump sum or in installment payments.

   Forfeited accounts: Forfeitures from nonvested accounts will be an additional employer contribution. During the year ended December 31, 2004, forfeitures for nonvested account balances that will be an additional employer contribution in 2005 totaled approximately $29,000.

WEST BANCORPORATION, INC. EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN

NOTES TO FINANCIAL STATEMENTS
SEE ACCOUNTANT'S REPORT
--------------------------------------------------------------------------------

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting: The financial statements of the Plan are prepared under the accrual method of accounting.

Valuation of investments and income recognition: Investments are stated at fair value. The fair value of the interest-bearing cash and certificates of deposit are determined to be equal to cost. Shares of registered investment companies (mutual funds) are reported at fair value based on the quoted market price of the fund, which represents the net asset value of the shares held by the fund at year-end. The fair value of the Plan's investment in the Company's common stock is based on the quoted market price. Investments in common/collective trusts and pooled separate accounts are reported at the value reported to the Plan by the insurance company, which represents approximate fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payments of benefits:  Benefits are recorded when paid.

Accounting estimates and assumptions: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

NOTE 3.  ADMINISTRATIVE EXPENSES

Certain administrative functions are performed by officers and employees of the Company. No such officer or employee receives compensation from the Plan. Certain other administrative expenses are paid directly by the Plan or the Company.

WEST BANCORPORATION, INC. EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN

NOTES TO FINANCIAL STATEMENTS
SEE ACCOUNTANT'S REPORT
--------------------------------------------------------------------------------

NOTE 4.  INVESTMENTS

The following table presents Plan investments that represent 5% or more of the Plan's net assets:

                                                                   DECEMBER 31,
                                                          --------------------------------
                                                                  2004             2003
                                                          --------------------------------
Mutual funds:
Scudder Investments S&P 500 Stock Fund                                  *       $ 691,354
Scudder Investments Large Company Value Fund                            *         806,577
Fidelity Advisors Small-Cap T Fund                            $ 1,071,984               *
Common/collective trust, Principal Stable Value Fund              837,840               *
Pooled separate accounts:
Principal Large-Cap Stock Index Separate Account                  969,504               *
Principal Lifetime Strategic Income Separate Account              870,673               *
Principal Partners Large-Cap Value Separate Account             2,082,602               *
Principal Partners Small-Cap Value I Separate Account             841,504               *
Common stock, West Bancorporation, Inc.                         3,971,953       5,072,700



* Balance less than 5% of Plan's net assets.


During the year ended December 31, 2004, the Plan's investments (including investments bought, sold and held during the year) appreciated in value approximately as follows:

                                                                       Net Appreciation
                                                                        in Fair Value
                                                                      ------------------
Mutual funds                                                           $        345,000
Common/collective trust                                                           8,000
Pooled separate accounts                                                        501,000
Common stock                                                                    251,000
                                                                      ------------------
                                                                       $      1,105,000
                                                                      ==================



NOTE 5.  PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100% vested in their accounts.

WEST BANCORPORATION, INC. EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN

NOTES TO FINANCIAL STATEMENTS
SEE ACCOUNTANT'S REPORT
--------------------------------------------------------------------------------

NOTE 6.  INCOME TAX STATUS

The IRS has determined and informed the Company, by letter dated June 20, 1995, that the Plan is qualified and the trust established under the Plan is tax-exempt under the appropriate sections of the Internal Revenue Code (Code). The Plan has been amended since receiving the determination letter. However, the plan administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

NOTE 7.  RELATED-PARTY TRANSACTIONS

The Plan held 225,551 shares and 293,559 shares of West Bancorporation, Inc.'s common stock as of December 31, 2004 and 2003, respectively, with a fair value of $3,971,953 and $5,072,700, respectively. The Plan also held West Bancorporation, Inc.'s money market accounts and certificates of deposit totaling $28,690 and $158,588, as of December 31, 2004 and 2003, respectively.

The Plan had sales of $1,489,929 and dividend income of approximately $180,000 from the Company's common stock. The Plan also had purchases of $19,734 and sales of $139,399 from certificates of deposit and purchases of $49,736 and sales of $68,056 from money market accounts of the Company during the year ended December 31, 2004. Interest income from those certificates of deposit and money market accounts totaled approximately $2,467 during the year ended December 31, 2004.

Certain Plan investments are common/collective trusts and pooled separate accounts managed by Principal Life Insurance Company. Principal Life Insurance Company is the custodian as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.

NOTE 8.  RECONCILIATION TO FORM 5500

The following table reconciles the net assets available for benefits per the Form 5500 and the financial statements at December 31, 2003:

Net assets available for benefits per Form 5500                            $ 12,663,500
Employer contributions receivable per financial statements
 excluded from Form 5500                                                        324,374
                                                                         ---------------
    NET ASSETS AVAILABLE FOR BENEFITS PER FINANCIAL STATEMENTS             $ 12,987,874
                                                                         ===============



The following table reconciles contributions per Form 5500 to contributions per the financial statements for the year ended December 31, 2004:

Contributions per Form 5500                                                $  2,209,054
Less 2003 contributions receivable above                                       (324,374)
                                                                         ---------------
    CONTRIBUTIONS PER THE FINANCIAL STATEMENT                              $  1,884,680
                                                                         ===============

                                                   SCHEDULE H - PART IV, LINE 4i



WEST BANCORPORATION, INC. EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR
December 31, 2004


                                                               Number of
                                                            Shares/Units or
Description                                                 Principal Amount   Fair Value
---------------------------------------------------------------------------------------------
Pooled separate accounts:
*Principal Government Securities Separate Account                 37,962     $   722,645
*Principal Large-Cap Stock Index Separate Account                 22,033         969,504
*Principal Lifetime Strategic Income Separate Account             67,386         870,673
*Principal Lifetime 2010 Separate Account                         31,834         414,137
*Principal Lifetime 2020 Separate Account                         11,254         147,290
*Principal Lifetime 2030 Separate Account                            402           5,179
*Principal Lifetime 2040 Separate Account                          1,879          24,410
*Principal Lifetime 2050 Separate Account                            593           7,413
*Principal Partners Large-Cap Value Separate Account             159,281       2,082,602
*Principal Partners Mid-Cap Value Separate Account                47,328         693,058
*Principal U.S. Property Separate Account                            197          88,646
*Principal Partners Large-Cap Growth II Separate Account          73,036         600,280
*Principal Partners Small-Cap Value I Separate Account            45,664         841,504
*Principal Partners International Separate Account                23,234         618,723

Common/collective trust, *Principal Stable Value Fund             56,809         837,840

Mutual funds:
American Century Vista Adv Fund                                   33,056         472,373
Fidelity Advisor Small Cap T Fund                                 43,524       1,071,984

Common stock, *West Bancorporation, Inc.                         225,551       3,971,953

Money market, *West Bank Money Market                             28,690          28,690
                                                                             -----------
                                                                             $14,468,904
                                                                             ===========


*  Represents a party-in-interest.